Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-4 of our report dated April 7, 2025, except for the effects of the restatement discussed in Note 26, as to which the date is October 24, 2025, relating to the consolidated financial statements of ACE Green Recycling, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, TX

March 24, 2026